EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Form S-8, previously filed by NB&T Financial Group, Inc. on March 23, 1995 and April 19, 2006, of our report dated February 15, 2008 on our audit of the consolidated financial statements of NB&T Financial Group, Inc., as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 which report and financial statements are contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and 2006.

/s/ BKD, LLP BKD, LLP

Cincinnati, Ohio

March 17, 2008

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